UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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☐   Preliminary Proxy Statement
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☐   Definitive Proxy Statement
☒   Definitive Additional Materials
☐   Soliciting Material Pursuant to Section 240.14a-12
FLOWERS FOODS, INC.

(Name of Registrant as Specified in its Charter)
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AN IMPORTANT MESSAGE TO OUR SHAREHOLDERS
Two of Flowers Foods’ long-term strategies have been to manage resources wisely and embrace technology that makes us more efficient. We have been working with our employees, business partners, suppliers, and customers to conserve natural resources and to control costs while finding new ways to improve our use of resources.
You can help in our effort.
By agreeing to receive future proxy materials and annual reports via e-mail you will help us reduce the environmental impact of these printed materials and control costs.
To sign up for e-mail delivery, follow the instructions on the enclosed proxy card to vote over the Internet. When prompted online, indicate that you agree to receive or access shareholder communications by e-mail in the future.
As part of our ongoing sustainability effort, Flowers Foods will implement the “Notice and Access” method of proxy material distribution in 2010. This will impact you in the following ways:
1.	Shareholders who have not elected to receive proxy materials via e-mail will receive a one-page notice about how to view the annual report and proxy materials on the Internet and how to request printed copies.
2.	Shareholders will not receive a printed annual report or a full set of proxy materials in the mail next year.

Flowers Foods is committed to applying the principles of sustainability to all aspects of our business. This change is good for our company and the environment as it improves the efficiency of our shareholder communications and conserves resources.
Thank you for your investment in Flowers Foods and for helping us manage our resources wisely.
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